Exhibit 99.2

AMERICREDIT ANNOUNCES $500 MILLION

SENIOR SUBORDINATE ASSET-BACKED SECURITIZATION

FORT WORTH, TEXAS November 24, 2008 – AMERICREDIT CORP. (NYSE: ACF) today announced the pricing of a $500 million offering of automobile receivables-backed securities, under the AmeriCredit Automobile Receivables Trust (AMCAR) platform, which primarily includes subprime automobile loan contracts. The lead managers on the transaction are Deutsche Bank Securities, JP Morgan and RBS Greenwich Capital. AmeriCredit uses net proceeds from securitization transactions to provide long-term financing of its receivables.

The securities will be issued via an owner trust, AmeriCredit Automobile Receivables Trust 2008-2, in five classes of Notes:

Note Class	Amount	Average Life	Price	Interest Rate
A-1	$113,000,000	0.18 years	100.00000	LIBOR + 1.00%
A-2	197,000,000	1.05 years	100.00000	LIBOR + 4.00%
A-3	66,774,000	2.56 years	100.00000	LIBOR + 5.00%
B	50,645,000	2.38 years	87.20870	10.75%
C	72,581,000	1.32 years	95.10296	13.15%

	$500,000,000

The weighted average coupon on the Class A Notes is 6.80%. The Class B and C Notes were structured to yield 18.00%.

The 2008-2 transaction will have initial credit enhancement of 24.50% of the original receivable pool balance, building to the total required enhancement level of 34.10% of the then-outstanding receivable pool balance. The initial credit enhancement of 24.50% will consist of a 2.00% cash deposit and 22.50% overcollateralization.

-MORE-

The Note Classes are rated by Standard & Poor’s and Moody’s Investors Service. The ratings by Note Class are:

Note Class	Standard & Poor’s	Moody’s
A-1	A-1+	Prime-1
A-2	AAA	Aaa
A-3	AAA	Aaa
B	AA	Aa2
C	A	A3

Copies of the prospectus relating to the offering of the Class A Notes may be obtained from the lead managers. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has over one million customers and approximately $14 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Caitlin DeYoung

(817) 302-7394

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